Exhibit 99.1

Interpace Biosciences Announces First Quarter 2022 Financial and Business Results

●	Q1 Revenue of $10.4 million up 6% versus Prior Year
●	Q1 Net Loss improved $2 million versus Prior Year
●	Days Sales Outstanding (DSO) decreased by 27%

PARSIPPANY, NJ, May 16, 2022 (GLOBE NEWSWIRE) —Interpace Biosciences, Inc. (“Interpace” or the “Company”) (OTCQX: IDXG) today announced financial results for the first quarter ended March 31, 2022 and provided a business and financial update.

First quarter Net Revenue was $10.4 million, a 6% increase as compared to the same period of 2021. Our Net Loss in the first quarter of 2022 was $2.2 million, which represents an improvement of approximately $2 million from the prior year first quarter, driven by higher Net Revenues and lower operating expenses. Improvements in our cash collection processes resulted in a 27% decrease in our Days Sales Outstanding in the first quarter of 2022 as compared to the comparable prior year quarter.

“We are pleased with our first quarter results and progress toward our Fiscal 2022 goals,” said Thomas Burnell, Interpace President & CEO. “Our pharma services experienced a strong first quarter and despite a slow start, clinical services volume has rebounded and remains strong as we progress further into the second quarter. The Company is poised to take advantage of the significant improvements achieved in 2021 and we are targeting higher clinical volume, margin improvement and additional cost reductions in 2022. We have a number of key initiatives underway which we expect will reduce laboratory turnaround time and drive reductions in our cost of revenue, directly benefitting our bottom line results and cash flow.”

We recently announced an exciting initiative with Twist Bioscience Corporation and Miroculus, Inc. This collaboration with Twist and Miroculus is a one of several initiatives the Company in undertaking to transform our CLIA laboratory into a high throughput, state of the art automated facility, adapting cutting-edge technology to provide better solutions in cancer diagnostics.

First Quarter 2022 Financial Performance as Compared to First Quarter 2021

●	Net Revenue was $10.4 million, an increase of 6% versus the prior year quarter. The increase in Net Revenue was driven by increased reimbursement rates and clinical services volume, partially offset by a decrease in pharma services revenue.

●	Gross Profit percentage was 48% compared to 46% for the prior year quarter, a 200 basis-point improvement year over year. The Gross Profit improvement can be attributed to increased reimbursement rates as well as a greater mix of proprietary molecular diagnostic tests.

●	Loss from Continuing Operations was $(2.2) million vs $(4.2) million in the prior year quarter, driven by lower operating expenses and increased revenue.

●	Adjusted EBITDA was $(0.9) million for both the current and prior year quarters. The $2 million lower Loss from Continuing Operations for the current year quarter was substantially offset by lower transition expenses and lower depreciation and amortization in the current year quarter.

●	Q1 2022 cash collections totaled $9.2 million. Days Sales Outstanding (DSO) decreased by 27% year over year to 63 days.

●	March 31, 2021 cash balance was $2.8 million, net of restricted cash. March 31, 2022 cash balance was $2.9 million, net of restricted cash and May 12, 2022 cash balance was $3.3 million, net of restricted cash.

First Quarter 2022 Financial Performance as Compared to the Fourth Quarter 2021

●

Net Revenue of $10.4 million for the first quarter 2022 represents a 4% decrease as compared to the fourth quarter 2021. The decrease is driven by lower clinical services volume due to seasonality, partially offset by an increase in pharma services volume.

●	Gross Profit percentage was 48% for the first quarter 2022 versus 41% for the fourth quarter of 2021, a 700 basis-point improvement over the fourth quarter 2021.

●	Loss from Continuing Operations was $($2.2) million vs. $(3.7) million in the prior quarter, an improvement of $1.5 million.

●	Adjusted EBITDA was $(0.9) million vs. $(2.1) million in the prior quarter, with the improvement primarily attributable to the lower Loss from Continuing Operations.

Recent Highlights

●	On May 5, 2022, Interpace issued a Subordinated Convertible Promissory Note to BroadOak Fund V, L.P. pursuant to which BroadOak funded a term loan in the aggregate principal amount of $2 million. The Company will use the proceeds of the Convertible Debt for general corporate purposes and working capital.

●	On May 11, 2022, the Company announced that in association with Miroculus, Inc., a developer of revolutionary tools for personal lab automation, it will optimize next generation sequencing (NGS) library preparation utilizing its digital microfluidics (DMF) technology. Also working in conjunction with Miroculus and Interpace will be Twist Bioscience Company (NASDAQ: TWST), a company offering high-quality synthetic DNA.

●	During the first quarter of Fiscal 2022, the Company expanded commercial payor coverage of its proprietary Thyroid tests adding two new in-network contracts, BC RI and BC Illinois MA. Interpace now has contracts with 55 commercial payors.

About Interpace Biosciences

Interpace Biosciences is an emerging leader in enabling personalized medicine, offering specialized services along the therapeutic value chain from early diagnosis and prognostic planning to targeted therapeutic applications.

Clinical services, through Interpace Diagnostics, provides clinically useful molecular diagnostic tests, bioinformatics and pathology services for evaluating risk of cancer by leveraging the latest technology in personalized medicine for improved patient diagnosis and management. Interpace has five commercialized molecular tests and one test in a clinical evaluation program (CEP): PancraGEN ® for the diagnosis and prognosis of pancreatic cancer from pancreatic cysts; PanDNA, a “molecular only” version of PancraGEN ® that provides physicians a snapshot of a limited number of factors; ThyGeNEXT ® for the diagnosis of thyroid cancer from thyroid nodules utilizing a next generation sequencing assay; ThyraMIR ® for the diagnosis of thyroid cancer from thyroid nodules utilizing a proprietary gene expression assay; and RespriDX ® that differentiates lung cancer of primary versus metastatic origin. In addition, BarreGEN ®, a molecular based assay that helps resolve the risk of progression of Barrett’s Esophagus to esophageal cancer, is currently in a clinical evaluation program (CEP) whereby we gather information from physicians using BarreGEN ® to assist us in gathering clinical evidence relative to the safety and performance of the test and also providing data that will potentially support payer reimbursement.

Pharma services, through Interpace Pharma Solutions, provides pharmacogenomics testing, genotyping, biorepository and other customized services to the pharmaceutical and biotech industries. Pharma services also advances personalized medicine by partnering with pharmaceutical, academic, and technology leaders to effectively integrate pharmacogenomics into their drug development and clinical trial programs with the goals of delivering safer, more effective drugs to market more quickly, while also improving patient care.

For more information, please visit Interpace Biosciences’ website at www.interpace.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, relating to the Company's future financial and operating performance. The Company has attempted to identify forward looking statements by terminology including "believes," "estimates," "anticipates," "expects," "plans," "projects," "intends," "potential," "may," "could," "might," "will," "should," "approximately" or other words that convey uncertainty of future events or outcomes to identify these forwardlooking statements. These statements are based on current expectations, assumptions and uncertainties involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control. These statements also involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results to be materially different from those expressed or implied by any forward-looking statements, including, but not limited to, the reimbursement of the Company’s tests being subject to review by CMS, the adverse impact of the COVID19 pandemic on the Company’s operations and revenues, the substantial doubt about the Company’s ability to continue as a going concern, the possibility that the Company’s estimates of future revenue, cash flows and adjusted EBITDA may prove to be materially inaccurate, the Company’s history of operating losses, the Company’s ability to adequately finance its business and seek alternative sources of financing, the Company’s ability to repay borrowings with Comerica Bank and BroadOak, the Company’s dependence on sales and reimbursements from its clinical services, the Company’s ability to retain or secure reimbursement including its reliance on third parties to process and transmit claims to payers and the adverse impact of any delay, data loss, or other disruption in processing or transmitting such claims, and the Company’s revenue recognition being based in part on estimates for future collections which estimates may prove to be incorrect. Additionally, all forward-looking statements are subject to the “Risk Factors” detailed from time to time in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as amended, Current Reports on Form 8-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contacts:

Investor Relations

Interpace Biosciences, Inc.

(855)-776-6419

Info@Interpace.com

INTERPACE BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2022	2021

Revenue, net	$10,377	$9,833
Cost of revenue	5,384	5,316
Gross Profit	4,993	4,517

Sales and marketing	2,416	2,351
Research and development	299	637
General and administrative	3,690	2,979
Transition expenses	85	1,253
Acquisition amortization expense	536	1,112
Total operating expenses	7,026	8,332

Operating loss	(2,033)	(3,815)
Interest accretion expense	(121)	(135)
Related party interest	-	(92)
Note payable interest	(180)	-
Other income (expense), net	159	(96)
Loss from continuing operations before tax	(2,175)	(4,138)
Provision for income taxes	18	15
Loss from continuing operations	(2,193)	(4,153)

Loss from discontinued operations, net of tax	(54)	(54)

Net loss	(2,247)	(4,207)
Less adjustment for preferred stock deemed dividend	-	-
Net loss attributable to common stockholders	$(2,247)	$(4,207)

Basic and diluted loss per share of common stock:
From continuing operations	$(0.52)	$(1.02)
From discontinued operations	(0.01)	(0.01)
Net loss per basic share of common stock	$(0.53)	$(1.03)

Weighted average number of common shares and
common share equivalents outstanding:
Basic	4,208	4,089
Diluted	4,208	4,089

Selected Balance Sheet Data (Unaudited)

($ in thousands)

	March 31,	December 31,
	2022	2021
Cash, cash equivalents and restricted cash	$3,100	$3,314

Total current assets	13,118	12,166
Total current liabilities	16,870	15,682

Total assets	38,358	38,427
Total liabilities	36,163	34,309
Total stockholders' deficit	(44,341)	(42,418)

Selected Cash Flow Data (Unaudited)

($ in thousands)

	For the Three Months Ended
	March 31,
	2022	2021
Net loss	$(2,247)	$(4,207)

Net cash used in operating activities	$(1,254)	$(5,006)
Net cash (used in) provided by investing activities	(19)	39
Net cash provided by financing activities	1,059	5,034
Change in cash, cash equivalents and restricted cash	(214)	67
Cash, cash equivalents and restricted cash – beginning	3,314	3,372
Cash, cash equivalents and restricted cash – ending	$3,100	$3,439

Reconciliation of Adjusted EBITDA (Unaudited)

($ in thousands)

	Quarters Ended
	March 31,
	2022	2021
Loss from continuing operations (GAAP Basis)	$(2,193)	$(4,153)
Bad debt (recovery) expense	-	(140)
Transition expenses	85	1,253
Depreciation and amortization	781	1,532
Stock-based compensation	325	286
Taxes	18	15
Financing interest and related costs	180	144
Interest accretion expense	121	135
Mark to market on warrant liability	(63)	41
Change in fair value of note payable	(107)	-
Change in fair value of contingent consideration	-	(57)
Adjusted EBITDA	$(853)	$(944)

Non-GAAP Financial Measures

In addition to the United States generally accepted accounting principles, or GAAP, results provided throughout this document, we have provided certain non-GAAP financial measures to help evaluate the results of our performance. We believe that these non-GAAP financial measures, when presented in conjunction with comparable GAAP financial measures, are useful to both management and investors in analyzing our ongoing business and operating performance. We believe that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view our financial results in the way that management views financial results.

In this document, we discuss Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA is a metric used by management to measure cash flow of the ongoing business. Adjusted EBITDA is defined as income or loss from continuing operations, plus depreciation and amortization, acquisition related expenses, transition expenses, non-cash stock based compensation and ESPP plans, interest and taxes, and other non-cash expenses including asset impairment costs, bad debt expense, receipt of stimulus grants, loss on extinguishment of debt, goodwill impairment and change in fair value of contingent consideration, and warrant liability. The table above includes a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.